Exhibit 99.1

DowDuPont Reports First Quarter 2018 Results

•	GAAP EPS from Continuing Operations of $0.47; Adj. EPS Increases 7% to $1.12

•	GAAP Net Income from Continuing Operations of $1.1B; Op. EBITDA Up 6% to $4.9B

•	Net Sales Rise 5% to $21.5B, driven by Segments Within the Materials Science and Specialty Products Divisions

•	Cost Synergy Savings of >$300MM; Run-Rate Ahead of Plan and Now on Pace to Achieve 75% Run-Rate of $3.3B Commitment by the End of the Third Quarter of 2018

•	DWDP Expects Op. EBITDA up ~15% in 1H18; 2Q Op. EBITDA up in all Divisions: Ag high-30s percent; Materials Science mid-teens percent; Specialty Products ~20%

First Quarter Financial Highlights

•
GAAP earnings per share from continuing operations was $0.47. Adjusted earnings[1] per share increased 7 percent to $1.12, compared with pro forma adjusted earnings per share in the year-ago period of $1.05. Adjusted earnings per share excludes significant items in the quarter totaling net charges of $0.54 per share, as well as an $0.11 per share charge for DuPont amortization of intangible assets.

•
Net sales increased 5 percent to $21.5 billion, with growth in most operating segments and geographic regions, from pro forma net sales of $20.5 billion in the year-ago period. The Materials Science division increased sales 17 percent, with double-digit gains in all segments and gains in all regions. The Specialty Products division increased sales 11 percent, with gains in most segments and all regions. These increases more than offset a decline in Agriculture sales of 25 percent driven by weather-related delays to planting seasons in the Northern Hemisphere and Brazil. Net sales included a 4 percent benefit from currency, primarily from the Euro.

•
Volume declined 2 percent on a pro forma basis from the year-ago period, due to a weather-related shift in Agriculture. The Materials Science division increased volume 8 percent, with gains in most segments and all regions. The Specialty Products division increased volume 3 percent, with gains in all segments and most regions.

•
Local price rose 3 percent on a pro forma basis, led by increases in all regions and most operating segments. Local price increased in each division, led by a 5 percent increase in the Materials Science division.

•
Operating EBITDA[1] increased 6 percent on a pro forma basis from the year-ago period to $4.9 billion. The Materials Science division achieved 23 percent operating EBITDA growth, with double-digit gains in all segments. The Specialty Products division delivered 25 percent operating EBITDA growth, with double-digit gains in most segments. Earnings drivers included local price and volume gains in Materials Science and Specialty Products, cost synergies, a benefit from currency, lower pension/OPEB costs[2] and higher equity earnings. These gains more than offset a decline in Agriculture due to a weather-related shift impacting seed and crop protection deliveries, higher feedstock costs in the other two divisions and planned maintenance and weather-related outages in Materials Science.

•
The Company achieved cost synergy savings of more than $300 million in the first quarter, ahead of its run-rate plan and now on pace to deliver a 75 percent run-rate against its $3.3 billion cost synergy commitment by the end of the third quarter of 2018.

•	DowDuPont returned nearly $2 billion to shareholders in the quarter through dividends ($0.9 billion) and share repurchases ($1 billion).

(1)
Adjusted earnings per share, Pro forma adjusted earnings per share, Operating EBITDA and Pro forma operating EBITDA are non-GAAP measures. See page 9 for further discussion. First quarter 2017 information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X.

(2)	Pension/OPEB (other post employment benefit plans) costs include all components of net periodic benefit cost from continuing operations.

CEO Quote
“We delivered solid first-quarter sales and operating earnings gains, while our teams advanced the intended business separations,” said Ed Breen, chief executive officer of DowDuPont. “The Materials Science and Specialty Products divisions delivered better-than-expected top- and bottom-line growth with higher prices and volume gains, including value adding product innovations. Their growth more than offset weather-related delays that are expected to shift a substantial portion of our Agriculture earnings to the second quarter. All three divisions hit their cost synergy targets, producing savings of over $300 million as we build momentum on our $3.3 billion in cost synergies and put more focus on the $1 billion in growth synergies. And we continue to expect Materials Science to spin by the end of the first quarter of 2019, with Agriculture and Specialty Products separating by June 1, 2019. These will be three world-class companies equipped to further their leadership positions in attractive growth markets.”

First Quarter Division Highlights

Materials Science

•
First quarter net sales increased 17 percent to $12.0 billion versus pro forma net sales in the year-ago period, with double-digit gains in all segments and gains in all regions. Volume grew 8 percent, local price rose 5 percent and currency improved 4 percent.

•	First quarter Operating EBITDA grew 23 percent to $2.6 billion versus pro forma operating EBITDA in the same quarter last year, with double-digit gains in all segments.

•	Equity earnings improved $53 million, driven by improvements from Sadara and the Kuwait joint ventures, which more than offset a reduction at the Thai joint ventures and the HSC Group.

Performance Materials & Coatings
Performance Materials & Coatings reported net sales of $2.3 billion, up 12 percent versus pro forma net sales of $2.1 billion in the year-ago period. Sales rose in all regions, with double-digit increases in Asia Pacific and EMEA. Local price increased 9 percent, with gains in all regions and in both businesses. Volume declined 1 percent versus the year-ago period and currency benefited sales by 4 percent.

Consumer Solutions delivered double-digit sales growth, driven by double-digit local price gains in most regions; disciplined price/volume management in upstream silicone intermediate products; traction on growth synergies; and robust demand in personal and home care end-markets. Coatings & Performance Monomers achieved high single-digit sales growth, driven by local price increases in all regions in response to higher raw material costs, which more than offset a volume decline due to supply constraints and proactive measures to shed low margin business.

Operating EBITDA increased to $628 million, up 31 percent from pro forma operating EBITDA of $481 million in the year-ago period, primarily due to increased pricing, improved product mix and cost and growth synergies.

Equity earnings for the segment totaled $41 million, compared with pro forma equity earnings of $91 million in the year-ago period. The decline was driven by lower earnings at the HSC Group due to settlements of long-term polysilicon sales agreements that benefited the same quarter last year.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure reported net sales of $3.7 billion, up 30 percent versus pro forma net sales of $2.8 billion in the year-ago period. Double-digit sales gains were reported in all regions. Volume grew 14 percent and local price rose 11 percent. Currency benefited sales by 5 percent.

Polyurethanes & CAV delivered robust sales growth on double-digit gains in all regions, driven by local price gains in all regions and volume gains in most regions. Volume growth was particularly strong in Asia Pacific and EMEA, enabled by the contributions from new capacity at the Sadara joint venture. Volume in North America was impacted by weather-related unplanned outages. The business achieved price increases and innovation-led customer wins in downstream, higher-margin systems applications. Merchant sales of methylene diphenyl diisocyanate (MDI) and caustic soda also expanded as a result of ongoing tightness in industry supply/demand fundamentals. Industrial Solutions reported a double-digit sales increase on local price gains and volume growth in all regions, driven by new production from the Sadara joint venture. The business reported increased demand for products used in electronic processing and crop protection applications. The business’s volume was also impacted by weather-related unplanned events. Construction Chemicals delivered high single-digit sales growth, led by demand for acrylic-based products in North America, local price increases and a tailwind from currency, which were partly offset by a decline in methyl cellulosics volume in EMEA due to capacity constraints.

Operating EBITDA in the first quarter was $654 million, up 28 percent from pro forma operating EBITDA of $512 million in the year-ago period. Pricing momentum, cost synergies and demand growth, coupled with improved equity earnings, more than offset the impact of weather-related outages along the U.S. Gulf Coast, higher raw material costs and increased maintenance and turnaround activity.

Equity earnings for the segment totaled $149 million, compared with pro forma equity earnings of $73 million in the year-ago period. The year-over-year growth was driven by a reduction in equity losses from the Sadara joint venture, resulting from the operation of new facilities, and higher monoethylene glycol (MEG) pricing that benefited the EQUATE joint venture.

Packaging & Specialty Plastics
The Packaging & Specialty Plastics segment reported net sales of $6.0 billion, up 12 percent from pro forma net sales of $5.4 billion in the year-ago period. The sales gain was driven by volume growth of 8 percent and a currency benefit of 4 percent, primarily in Europe. Local price increases in ethylene derivatives were offset by declines in hydrocarbons prices.

The Packaging and Specialty Plastics business grew volume in all regions on broad-based demand strength, supported by new capacity additions on the U.S. Gulf Coast and increased Sadara production. Local price was up as increases in ethylene derivatives in the Americas more than offset moderate declines in EMEA and Asia Pacific. Notable highlights included double-digit sales gains in all regions, with robust demand growth in food and specialty packaging and industrial and consumer packaging end-markets in Asia Pacific and EMEA, as well as in rigid packaging applications in all regions. The business also delivered strong demand growth in elastomers applications, with double-digit volume gains in Asia Pacific and in hot melt adhesives in EMEA.

Operating EBITDA for the segment totaled $1.3 billion, up 17 percent from pro forma operating EBITDA of $1.1 billion in the year-ago period. Polyethylene price increases; volume gains, including the benefit of increased supply from growth projects; lower commissioning and startup costs; higher equity earnings; and cost synergies more than offset increased feedstock costs.

Equity earnings for the segment were $59 million, up from pro forma equity earnings of $32 million in the year-ago period. Equity earnings in the quarter benefited from a reduction in equity losses from the Sadara joint venture, as well as improved earnings from the Kuwait joint ventures on volume and price gains. These gains more than offset reduced earnings at the Thai joint ventures, where rising feedstock costs compressed margins.

Specialty Products

•
First quarter net sales increased 11 percent to $5.6 billion versus pro forma net sales in the year-ago period, with gains in all regions and in most segments. Volume grew 3 percent, local price rose 2 percent, currency improved 4 percent and portfolio benefited sales by 2 percent.

•	First quarter Operating EBITDA grew 25 percent to $1.6 billion versus pro forma operating EBITDA in the same quarter last year, with gains in all segments.

Electronics & Imaging
Electronics & Imaging delivered net sales of $1.2 billion, a decrease of 1 percent versus pro forma net sales in the year-ago period. Net sales declined as volume growth of 1 percent, local price gains of 1 percent and a 2 percent benefit from currency were more than offset by a 5 percent negative impact from portfolio-related actions (sales of the Display Films and Authentication businesses).

Volume growth in the segment was driven by double-digit gains in semiconductor and interconnect solutions, primarily in Asia Pacific. Increased semiconductor content in end-use applications drove strong demand in both memory and logic market segments. Continued demand for mobile phones and other consumer electronics, as well as industrial applications, drove volume gains in interconnect solutions. Partially offsetting this growth was a decrease in photovoltaic and advanced materials due to declines in trichlorosilane (TCS) as a result of supply constraints and decreases in Tedlar® film and Solamet® paste as module production in China slowed in the quarter. Local price gains were driven by higher metals pricing.

Operating EBITDA for the segment was $357 million, up 9 percent from pro forma operating EBITDA of $327 million in the year-ago period. Lower pension/OPEB costs, cost synergies, volume growth and a benefit from currency more than offset a negative impact from portfolio and higher unit costs.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.7 billion, an increase of 21 percent from pro forma net sales of $1.4 billion in the year-ago period. The increase was primarily due to a 12 percent net benefit from portfolio, a 4 percent benefit from volume and a 4 percent benefit from currency. Local price increased 1 percent versus the year-ago period. The net positive impact from portfolio-related actions was due to the acquisition of FMC’s Health & Nutrition business.

Volume growth in the segment was led by Nutrition & Health with double-digit gains in probiotics and pharmaceuticals, coupled with increases in systems and texturants in Asia Pacific. Growth in probiotics was driven by increased demand in Asia Pacific and North America. Pharmaceuticals growth was led by increased demand for excipient applications in Asia Pacific and North America. Industrial Biosciences volumes grew on a double-digit improvement in CleanTech led by alkylation offerings in Asia Pacific and EMEA. Demand for microbial control solutions in energy markets and for bioactives in home and personal care applications also contributed to volume growth.

Operating EBITDA for the segment was $418 million, up 32 percent from pro forma operating EBITDA of $317 million in the year-ago period driven by a portfolio benefit, volume growth, cost synergies and lower pension/OPEB costs, partially offset by higher costs due to growth investments.

Transportation & Advanced Polymers
Transportation & Advanced Polymers reported net sales of $1.4 billion, up from pro forma net sales of $1.3 billion in the year-ago period. Net sales growth of 14 percent reflected currency benefits of 6 percent, local price benefits of 5 percent and volume gains of 3 percent. The growth, which came from all regions, was led by strong demand from the transportation and electronics markets. Price increases, mainly in nylon enterprise and polyesters, driven by Zytel®, reflected tight polymer supply and higher feedstock costs.

Volume gains were led by Kalrez® and Vespel® high-performance solutions as demand from the electronics and aerospace markets remained strong. Delrin® and Hytrel® contributed to sales growth in performance resins. Broad-based volume growth was led by Asia Pacific and North America.

Operating EBITDA for the segment totaled $437 million, an increase of 36 percent from pro forma operating EBITDA of $321 million in the year-ago period. Lower pension/OPEB costs, favorable currency, sales gains and cost synergies contributed to the improvement, partly offset by higher raw material costs.

Safety & Construction
Safety and Construction delivered net sales of $1.3 billion, compared with pro forma net sales of $1.2 billion for the year-ago period. Net sales growth of 7 percent was driven by a currency benefit of 4 percent and volume gains of 3 percent. Local price was even with last year’s quarter.

Volume gains in Tyvek® reflected strength in industrial personal protection, graphics and medical packaging. Within aramids, Nomex® volume gains were led by composites and energy solutions, while Kevlar® high-strength materials volume also rose amid strength in industrial personal protection and life protection. In the construction market, Corian® Design also rose, due to volume and favorable mix, while building solutions declined. Volume growth in water solutions came from reverse osmosis and ultra-filtration. Volumes were up across most regions, with the strongest growth in Asia Pacific. Forecast estimates remain strong from the construction market, although inclement weather adversely impacted sales of building products in the United States and Japan in the quarter.

Operating EBITDA for the segment totaled $354 million, an increase of 21 percent from pro forma operating EBITDA of $292 million in the year-ago period. Lower pension/OPEB costs, cost synergies, reliability improvements and favorable currency more than offset higher costs.

Agriculture

•
First quarter net sales decreased 25 percent to $3.8 billion versus pro forma net sales in the year-ago period, driven by weather-related delays in the Northern Hemisphere and Brazil seasons. Volume decreased 28 percent, local price rose 1 percent and currency improved 2 percent.

•	First quarter Operating EBITDA declined 39 percent to $891 million versus pro forma operating EBITDA in the same quarter last year.

Volume declines were driven by weather-related delays to the start of planting seasons in the Northern Hemisphere and Brazil, lower expected planted area in both North America and Brazil, and lower sales in the Brazil safrinha season due to a shift to lower-technology corn driven by the delayed summer season harvest. Agriculture sales declines were partially offset by improvements in sunflower seeds sales in EMEA and growth in global insecticide sales.

Price increases were driven by continuing efforts to capture value in established brands across the crop protection portfolio globally.

Operating EBITDA of $891 million declined 39 percent from $1.5 billion in the prior year. Weather-related selling shifts, lower expected planted area and an unfavorable mix driven by the shortened safrinha season were partially offset by cost synergies, favorable currency, higher selling price in crop protection and lower pension/OPEB costs.

Outlook

“The global economy continues to show solid momentum and broad-based growth, driven by consumer-led demand in both developed and developing economies,” said Howard Ungerleider, chief financial officer of DowDuPont. “There are discrete headwinds, including continued volatility in our input costs and weather-related softness in agriculture. However, leading indicators from manufacturing output, to improving energy markets, to employment and consumer spending remain largely positive, reflecting increased economic activity.”

“Our portfolio benefits from these macro trends, and we see our innovations and growth investments driving above-market growth. We see this strength continuing into the second quarter. We expect second quarter net sales to be up more than 10 percent and operating EBITDA up more than 20 percent year-over-year.”

“Looking ahead, the DowDuPont team remains focused on our priorities: delivering our operating and financial plan, including executing on our growth projects and innovation launches; achieving our synergy targets; and standing and spinning the intended companies on our stated timeline.”

Conference Call
The Company will host a live webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DowDuPont Investor Relations events and presentations page. A replay of the webcast will also be available on the investor events and presentations page of www.dow-dupont.com.

About DowDuPont™
DowDuPont (NYSE: DWDP) is a holding company comprised of The Dow Chemical Company and DuPont with the intent to form strong, independent, publicly traded companies in agriculture, materials science and specialty products sectors that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges. For more information, please visit us at www.dow-dupont.com.

Contact Information:

Investors: Greg Friedman greg.friedman@dupont.com +1 302-774-4994	Neal Sheorey nrsheorey@dow.com +1 989-636-6347

Media Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090	Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Cautionary Statement About Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words.

On December 11, 2015, The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) entered into an Agreement and Plan of Merger, as amended on March 31, 2017, (the “Merger Agreement”) under which the companies would combine in an all-stock merger of equals transaction (the “Merger”). Effective August 31, 2017, the Merger was completed and each of Dow and DuPont became subsidiaries of DowDuPont (Dow and DuPont, and their respective subsidiaries, collectively referred to as the "Subsidiaries").

Forward-looking statements by their nature address matters that are, to varying degrees, uncertain, including the intended separation, subject to approval of the Company’s Board of Directors and customary closing conditions of DowDuPont’s agriculture, materials science and specialty products businesses in one or more tax-efficient transactions on anticipated terms (the “Intended Business Separations”). Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the Company’s control. Some of the important factors that could cause DowDuPont’s, Dow’s or DuPont’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) costs to achieve and achieving the successful integration of the respective agriculture, materials science and specialty products businesses of Dow and DuPont, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, productivity actions, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined operations; (ii) costs to achieve and achievement of the anticipated synergies by the combined agriculture, materials science and specialty products businesses; (iii) risks associated with the Intended Business Separations, including conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances related to the Intended Business Separations, associated costs, disruptions in the financial markets or other potential barriers; (iv) disruptions or business uncertainty, including from the Intended Business Separations, could adversely impact DowDuPont’s business (either directly or as conducted by and through Dow or DuPont), or financial performance and its ability to retain and hire key personnel; (v) uncertainty as to the long-term value of DowDuPont common stock; and (vi) risks to DowDuPont’s, Dow’s and DuPont’s business, operations and results of operations from: the availability of and fluctuations in the cost of energy and feedstocks; balance of supply and demand and the impact of balance on prices; failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including trade wars and retaliatory actions; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for the Company, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce the Company’s intellectual property rights; failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks are and will be more fully discussed in the current, quarterly and annual reports filed with the U. S. Securities and Exchange Commission by DowDuPont. While the list of factors presented here is, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DowDuPont’s, Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. None of DowDuPont, Dow or DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of DowDuPont’s 2017 annual report on Form 10-K.

The Dow Diamond, DuPont Oval logo, DuPont™, the DowDuPont logo and all products, unless otherwise noted, denoted with ™, ℠ or ® are trademarks, service marks or registered trademarks of The Dow Chemical Company, E. I. du Pont de Nemours and Company, DowDuPont Inc. or their affiliates.

Supplemental unaudited pro forma information for DowDuPont is presented to illustrate the estimated effects of the Merger, assuming that the Merger had been consummated on January 1, 2016. For 2017, activity prior to August 31, 2017 (the “Merger Date”) was prepared on a pro forma basis and activity after the Merger Date was prepared on a combined U.S. GAAP basis. The unaudited pro forma information was prepared in accordance with Article 11 of Regulation S-X. Pro forma adjustments have been made for (1) the preliminary purchase accounting impact, (2) accounting policy alignment, (3) eliminate the effect of events that are directly attributable to the Merger Agreement (e.g., one-time transaction costs), (4) eliminate the impact of transactions between Dow and DuPont, and (5) eliminate the effect of consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger. Events that are not expected to have a continuing impact on the combined results (e.g., inventory step-up costs) are excluded. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the Merger that may be incurred to achieve cost or growth synergies of DowDuPont. The unaudited pro forma financial information provides shareholders with summary financial information and historical data that is on a basis consistent with how DowDuPont reports current financial information.

Discussion of revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings, Industrial Intermediates & Infrastructure, and Packaging & Specialty Plastics segments; and for Specialty Products is based on the combined results of the Electronics & Imaging, Nutrition & Biosciences, Transportation & Advanced Polymers, and Safety & Construction segments. The divisional discussions are for informational purposes only and do not purport to be indicative of results, including on a pro forma basis, for each of Agriculture, Materials Science and Specialty Products on a standalone basis as if the Intended Business Separations had already occurred. Furthermore, the divisional discussions should not be construed as representative of future results of operations or financial condition for each of Agriculture, Materials Science and Specialty Products on a standalone basis in connection with the Intended Business Separations.

Merger of Equals
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the "Merger Agreement"), The Dow Chemical Company ("Dow") and E. I. du Pont de Nemours & Company ("DuPont") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont" or the "Company") and, as a result, Dow and DuPont became subsidiaries of DowDuPont Inc. (the "Merger"). Dow was determined to be the accounting acquirer in the Merger and, as a result, the historical financial statements of Dow, prepared under U.S. generally accepted accounting principles ("U.S. GAAP"), for the periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the historical consolidated financial statements and accompanying notes of both Dow and DuPont and has been prepared to illustrate the effects of the Merger, assuming the Merger had been consummated on January 1, 2016. For the three months ended March 31, 2017, pro forma adjustments have been made for (1) the preliminary purchase accounting impact, (2) accounting policy alignment, (3) the elimination of the effect of events that are directly attributable to the Merger Agreement (e.g., one-time transaction costs), (4) the elimination of the impact of transactions between Dow and DuPont, and (5) the elimination of the effect of consummated divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger. The unaudited pro forma financial information was based on and should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Dow and DuPont Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017. The pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The results for the three months ended March 31, 2018, are presented on a U.S. GAAP basis.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what DowDuPont's results of operations actually would have been had the Merger been completed as of January 1, 2016, nor is it indicative of the future operating results of DowDuPont. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the Merger that may be incurred to achieve cost or growth synergies of DowDuPont. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated October 26, 2017.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. DowDuPont's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 15. DowDuPont does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses, potential future asset impairments and purchase accounting fair value adjustments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Adjusted earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items and the after-tax impact of amortization expense associated with DuPont's intangible assets. Pro forma adjusted earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with DuPont's intangible assets. Although amortization of DuPont's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings segment, the Industrial Intermediates & Infrastructure segment and the Packaging & Specialty Plastics segment; and for Specialty Products is based on the combined results of the Electronics & Imaging segment, the Nutrition and Biosciences segment, the Transportation & Advanced Polymers segment and the Safety & Construction segment. The Corporate segment is not included in the division metrics. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

DowDuPont Inc.
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2018	Mar 31, 2017
Net sales	$21,510	$13,230
Cost of sales	16,315	10,194
Research and development expenses	768	419
Selling, general and administrative expenses	1,714	759
Amortization of intangibles	474	155
Restructuring and asset related charges (credits) - net	262	(1)
Integration and separation costs	457	109
Equity in earnings of nonconsolidated affiliates	257	196
Sundry income (expense) - net	115	(444)
Interest expense and amortization of debt discount	350	219
Income from continuing operations before income taxes	1,542	1,128
Provision for income taxes on continuing operations	389	213
Income from continuing operations, net of tax	1,153	915
Loss from discontinued operations, net of tax	(5)	—
Net income	1,148	915
Net income attributable to noncontrolling interests	44	27
Net income available for DowDuPont Inc. common stockholders	$1,104	$888

Per common share data:
Earnings per common share from continuing operations - basic	$0.47	$0.74
Loss per common share from discontinued operations - basic	—	—
Earnings per common share - basic	$0.47	$0.74
Earnings per common share from continuing operations - diluted	$0.47	$0.72
Loss per common share from discontinued operations - diluted	—	—
Earnings per common share - diluted	$0.47	$0.72

Dividends declared per share of common stock	$0.38	$0.46
Weighted-average common shares outstanding - basic	2,317.0	1,202.5
Weighted-average common shares outstanding - diluted	2,334.3	1,222.1
Note: The consolidated statement of income for the three months ended March 31, 2018, reflects the results of Dow and DuPont and the consolidated statement of income for the three months ended March 31, 2017, reflects the results of Dow.

DowDuPont Inc.
Consolidated Balance Sheets

In millions, except per share amounts (Unaudited)	Mar 31, 2018	Dec 31, 2017
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2018: $140; 2017: $107)	$10,281	$13,438
Marketable securities	257	956
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $171; 2017: $127)	14,378	11,314
Other	5,410	5,579
Inventories	17,457	16,992
Other current assets	1,950	1,614
Total current assets	49,733	49,893
Investments
Investment in nonconsolidated affiliates	5,182	5,336
Other investments (investments carried at fair value - 2018: $1,697; 2017: $1,512)	2,633	2,564
Noncurrent receivables	692	680
Total investments	8,507	8,580
Property
Property	74,329	73,304
Less accumulated depreciation	38,253	37,057
Net property (variable interest entities restricted - 2018: $869; 2017: $907)	36,076	36,247
Other Assets
Goodwill	60,493	59,527
Other intangible assets (net of accumulated amortization - 2018: $6,024; 2017: $5,550)	32,966	33,274
Deferred income tax assets	1,754	1,869
Deferred charges and other assets	2,912	2,774
Total other assets	98,125	97,444
Total Assets	$192,441	$192,164
Liabilities and Equity
Current Liabilities
Notes payable	$2,411	$1,948
Long-term debt due within one year	2,707	2,067
Accounts payable:
Trade	8,754	9,134
Other	4,376	3,727
Income taxes payable	889	843
Accrued and other current liabilities	7,480	8,409
Total current liabilities	26,617	26,128
Long-Term Debt (variable interest entities nonrecourse - 2018: $225; 2017: $249)	29,343	30,056
Other Noncurrent Liabilities
Deferred income tax liabilities	6,113	6,266
Pension and other postretirement benefits - noncurrent	18,225	18,581
Asbestos-related liabilities - noncurrent	1,207	1,237
Other noncurrent obligations	8,012	7,969
Total other noncurrent liabilities	33,557	34,053
Stockholders' Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2018: 2,348,787,059 shares; 2017: 2,341,455,518 shares)	23	23
Additional paid-in capital	81,518	81,257
Retained earnings	29,366	29,211
Accumulated other comprehensive loss	(7,497)	(8,972)
Unearned ESOP shares	(150)	(189)
Treasury stock at cost (2018: 28,241,499 shares; 2017: 14,123,049 shares)	(2,000)	(1,000)
DowDuPont's stockholders' equity	101,260	100,330
Noncontrolling interests	1,664	1,597
Total equity	102,924	101,927
Total Liabilities and Equity	$192,441	$192,164

DowDuPont Inc.
Pro Forma Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2018	Mar 31, 2017
	As Reported	Pro Forma
Net sales	$21,510	$20,467
Cost of sales [1]	16,315	14,433
Research and development expenses [1]	768	781
Selling, general and administrative expenses [1]	1,714	1,810
Amortization of intangibles	474	428
Restructuring and asset related charges - net	262	151
Integration and separation costs	457	242
Equity in earnings of nonconsolidated affiliates	257	208
Sundry income (expense) - net [1]	115	(347)
Interest expense and amortization of debt discount	350	273
Income from continuing operations before income taxes	1,542	2,210
Provision for income taxes on continuing operations	389	281
Income from continuing operations, net of tax	1,153	1,929
Net income attributable to noncontrolling interests	44	37
Net income from continuing operations available for DowDuPont Inc. common stockholders	$1,109	$1,892

Per common share data:
Earnings per common share from continuing operations - basic	$0.47	$0.82
Earnings per common share from continuing operations - diluted	$0.47	$0.81

Weighted-average common shares outstanding - basic	2,317.0	2,315.7
Weighted-average common shares outstanding - diluted	2,334.3	2,341.2

1.
Amounts shown in the pro forma consolidated statement of income for the three months ended March 31, 2017, have been updated from the Company's Current Report on Form 8-K dated October 26, 2017, to reflect reclassifications required under Accounting Standards Update 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which was adopted on January 1, 2018 and required retrospective application.

DowDuPont Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended
	Mar 31, 2018	Mar 31, 2017
In millions (Unaudited)	As Reported	Pro Forma
Agriculture	$3,808	$5,049
Performance Materials & Coatings	2,304	2,063
Industrial Intermediates & Infrastructure	3,715	2,847
Packaging & Specialty Plastics	6,010	5,382
Electronics & Imaging	1,153	1,164
Nutrition & Biosciences	1,720	1,424
Transportation & Advanced Polymers	1,425	1,251
Safety & Construction	1,299	1,213
Corporate	76	74
Total	$21,510	$20,467
U.S. & Canada	$7,909	$8,715
EMEA [1]	6,919	5,808
Asia Pacific	4,790	4,074
Latin America	1,892	1,870
Total	$21,510	$20,467

Pro Forma Net Sales Variance by Segment, Geographic Region and Division	Three Months Ended Mar 31, 2018
	Local Price & Product Mix	Currency	Volume	Portfolio / Other [2]	Total
Percent change from prior year
Agriculture	1%	2%	(28)%	—%	(25)%
Performance Materials & Coatings	9	4	(1)	—	12
Industrial Intermediates & Infrastructure	11	5	14	—	30
Packaging & Specialty Plastics	—	4	8	—	12
Electronics & Imaging	1	2	1	(5)	(1)
Nutrition & Biosciences	1	4	4	12	21
Transportation & Advanced Polymers	5	6	3	—	14
Safety & Construction	—	4	3	—	7
Total	3%	4%	(2)%	—%	5%
U.S. & Canada	2%	—%	(12)%	1%	(9)%
EMEA [1]	4	11	3	1	19
Asia Pacific	3	3	12	—	18
Latin America	5	—	(5)	1	1
Total	3%	4%	(2)%	—%	5%
Agriculture	1%	2%	(28)%	—%	(25)%
Materials Science	5	4	8	—	17
Specialty Products	2	4	3	2	11
Total	3%	4%	(2)%	—%	5%

1.	Europe, Middle East and Africa.

2.
Pro forma net sales for Agriculture excludes sales related to the November 30, 2017, divestiture of a portion of Dow AgroSciences' corn seed business in Brazil for the period January 1, 2017 through March 31, 2017. Pro forma net sales for Packaging & Specialty Plastics excludes sales related to the September 1, 2017, divestiture of the global Ethylene Acrylic Acid ("EAA") copolymers and ionomers business for the period January 1, 2017 through March 31, 2017. Portfolio & Other includes sales for the acquisition of the H&N Business acquired on November 1, 2017, impacting Nutrition & Biosciences. Portfolio & Other also reflects the following divestitures: SKC Haas Display Films group of companies (divested June 30, 2017) and the authentication business (divested on January 6, 2017), both impacting Electronics & Imaging; and, the divestiture of the global food safety diagnostic business (divested February 28, 2017), impacting Nutrition & Biosciences.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment [1]	Three Months Ended
	Mar 31, 2018	Mar 31, 2017
In millions (Unaudited)	As Reported	Pro Forma
Agriculture	$891	$1,461
Performance Materials & Coatings	628	481
Industrial Intermediates & Infrastructure	654	512
Packaging & Specialty Plastics	1,301	1,114
Electronics & Imaging	357	327
Nutrition & Biosciences	418	317
Transportation & Advanced Polymers	437	321
Safety & Construction	354	292
Corporate	(169)	(211)
Total	$4,871	$4,614

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment [2]	Three Months Ended
	Mar 31, 2018	Mar 31, 2017
In millions (Unaudited)	As Reported	Pro Forma
Agriculture	$(1)	$4
Performance Materials & Coatings	41	91
Industrial Intermediates & Infrastructure	149	73
Packaging & Specialty Plastics	59	32
Electronics & Imaging	7	6
Nutrition & Biosciences	3	6
Transportation & Advanced Polymers	3	—
Safety & Construction	5	6
Corporate	(9)	(10)
Total	$257	$208

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended
	Mar 31, 2018	Mar 31, 2017
In millions (Unaudited)	As Reported	Pro Forma
Income from continuing operations, net of tax	$1,153	$1,929
+ Provision for income taxes on continuing operations	389	281
Income from continuing operations before income taxes	$1,542	$2,210
+ Depreciation and amortization	1,484	1,368
- Interest income [3]	55	49
+ Interest expense and amortization of debt discount	350	273
- Foreign exchange gains (losses), net [3,4]	(98)	(85)
- Significant items [5]	(1,452)	(727)
Operating EBITDA [1]	$4,871	$4,614

1.
The Company uses Operating EBITDA (for the three months ended March 31, 2018) and Pro Forma Operating EBITDA (for the three months ended March 31, 2017), as its measure of profit/loss for segment reporting. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro Forma Operating EBITDA is defined as pro forma earnings (i.e., pro forma “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of adjusted significant items.

2.	Does not exclude the impact of significant items.

3.	Included in "Sundry income (expense) - net."

4.	Excludes a $50 million pretax foreign exchange loss significant item related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate.

5.	For the three months ended March 31, 2017, significant items exclude the impact of one-time transaction costs directly attributable to the Merger and reflected in the pro forma adjustments.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,542	$1,109	$0.47
Less: Significant items
Inventory step-up amortization	(703)	(618)	(0.26)	Cost of sales
Integration and separation costs	(457)	(356)	(0.15)	Integration and separation costs
Restructuring and asset related charges - net	(262)	(205)	(0.09)	Restructuring and asset related charges (credits) - net
Gain on sale of business/entity [4]	20	15	0.01	Sundry income (expense) - net
Income tax related items [5]	(50)	(109)	(0.05)	Sundry income (expense) - net ($50 million); Provision for income taxes on continuing operations ($71 million)
Total significant items	$(1,452)	$(1,273)	$(0.54)
Less: DuPont amortization of intangibles	(315)	(249)	(0.11)	Amortization of intangibles
Adjusted results (non-GAAP)	$3,309	$2,631	$1.12

Significant Items Impacting Pro Forma Results for the Three Months Ended Mar 31, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$2,210	$1,892	$0.81
Less: Significant items
Litigation related charges, awards and judgments [6]	(469)	(295)	(0.12)	Sundry income (expense) - net
Integration and separation costs	(242)	(162)	(0.07)	Integration and separation costs
Restructuring and asset related charges - net	(152)	(100)	(0.04)	Restructuring and asset related charges (credits) - net
Gain on sale of business/entity [7]	162	86	0.04	Sundry income (expense) - net
Transaction costs and productivity actions	(26)	(16)	(0.01)	Cost of sales ($23 million); Selling, general and administrative expenses ($3 million)
Income tax related items [8]	—	100	0.04	Provision for income taxes on continuing operations
Total significant items	$(727)	$(387)	$(0.16)
Less: DuPont amortization of intangibles	(273)	(186)	(0.08)	Amortization of intangibles
Adjusted pro forma results (non-GAAP)	$3,210	$2,465	$1.05
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont common stockholders" excluding the impact of discontinued operations, or pro forma "Net income from continuing operations available for DowDuPont Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4. Includes a $20 million pretax gain related to Dow's sale of its equity interest in MEGlobal.
5. Related to effects of U.S. Tax Reform. Impacts include a $50 million pretax foreign exchange loss ($38 million after-tax) related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate.
6. Pretax charge for Dow AgroSciences' arbitration matter with Bayer CropScience.
7. Related to the sale of DuPont's global food safety diagnostics business.
8. Related to a reduction in DuPont's unrecognized tax benefits and reversal of associated interest, due to the closure of various tax statutes of limitations.